Exhibit 16

McElravy, Kinchen & Associates, PC.
Certified Public Accountants

Registered, Public Company Accounting Oversight Board
Texas Society of Certified Public Accountants

September 17, 2008

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: American Security Resources Corporation

We agree with the Company’s statements regarding the necessity of restating their previously issued SEC filings as a result of discovering this error.  We also agree with the proposed accounting treatment to be included in the restatements as described above.

McElravy, Kinchen & Associates, PC
Houston, Texas

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